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                                                                EXHIBIT 10.7




                            ASSET PURCHASE AGREEMENT





                                 BY AND BETWEEN





                           NORTH'S RESTAURANTS, INC.,

                                   AS SELLER,



                                       AND



                             CKE RESTAURANTS, INC.,

                                    AS BUYER





                               DATED JULY 24, 1997



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                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of July 24, 1997, by and between NORTH'S RESTAURANTS, INC., an Oregon corporation (the "Seller"), and CKE RESTAURANTS, INC., a Delaware corporation ("CKE" or the "Buyer").

                                 R E C I T A L S

         A. Seller is engaged in the business of owning and operating JJ North's Grand Buffet restaurants at the locations set forth on Exhibit A hereto (the "Restaurants") and franchising JJ North's Grand Buffet and North's Chuck Wagon restaurants at the locations set forth in Exhibit A-1 hereto (collectively, the "Business").

         B. Buyer desires to purchase from Seller, and Seller desires to sell and transfer to Buyer, the assets used in the operation of the seven Restaurants identified on Exhibit B hereto (the "Purchased Restaurants"), including, without limitation, all right, title and interest of Seller in and to substantially all of the assets related to the ownership and operation of such Purchased Restaurants, and, in connection therewith, Buyer is willing to assume certain liabilities of Seller relating to such Purchased Restaurants.

         C. Concurrently herewith, and as a condition to this Agreement, Buyer and Seller are executing: (1) an Option Agreement, pursuant to which Buyer shall have the option to purchase nine additional restaurants; (2) a Stock Purchase Warrant, pursuant to which Seller is entitled to purchase Common Stock of Star Buffet, Inc.; (3) a Business Services Agreement, pursuant to which Buyer will provide certain services to Seller; and (4) a License Agreement, pursuant to which Buyer grants Seller a license to use the Intangible Property Rights (as defined below). Copies of the Option Agreement, Stock Purchase Warrant, Business Services Agreement and License Agreement are attached hereto as Exhibits D, F, G and H, respectively, and are incorporated by reference herein.

         NOW, THEREFORE, in consideration of the terms, covenants, and conditions hereinafter set forth, the parties hereto agree as follows:

                                A G R E E M E N T

1. PURCHASED ASSETS. Subject to the terms and conditions of this Agreement, Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell, transfer and assign to Buyer, free and clear of any and all Liens and Encumbrances (as hereinafter defined), all of Seller's right, title and interest in and to assets that are related to, used in the operation of or have been generated by the Purchased Restaurants (collectively, the "Purchased Assets") including, but not limited to, the following:

         1.1 All of the equipment, furniture, fixtures, trade fixtures, signs, sign poles, machinery, kitchen equipment, computers, cash registers, menus, uniforms, small equipment, small wares and other tangible personal property used in connection with the operation of the Purchased Restaurants, wherever located and owned by Seller on the Closing Date, including, without limitation, those assets identified on Schedule 1.1 attached hereto (the "Fixed Assets");

         1.2 All inventory of Seller purchased for use in connection with the Purchased Restaurants, wherever located and owned by Seller on the Closing Date (the "Inventory"), including, without limitation, the Inventory identified on Schedule 1.2 hereto;

         1.3 All of the agreements relating to the Purchased Restaurants under which Seller owns or holds any leasehold interest in real property (each, a "Real Property Lease"), including any buildings and improvements thereon, or leases in personal property, whether tangible or intangible (each a "Personal Property Lease") (collectively, the "Leases"), a true and complete list of which is set forth in Schedule 1.3 hereto;

         1.4 All of the agreements, contracts, licenses, instruments, commitments and understandings, written or oral, that (in addition to the Leases) are related to the Purchased Restaurants and listed (or, in the case of oral agreements or understandings, that are described) under the caption "Assigned Contracts" in Schedule 1.4 attached hereto (collectively, the "Assigned Contracts");

         1.5 All rights in and to any governmental and private permits, licenses, certificates of occupancy, franchises and authorizations, to the extent assignable, used in or relating to the Purchased Restaurants;

         1.6 All rights in and to any processes, recipes, menus, formulations, methods, software (including documentation), technology, know-how, formulae, trade secrets, trade dress, inventions, patents, copyrights, copyright registrations, trade names, trademarks and service marks (and federal and state registrations thereof), and all applications therefor, owned or held by Seller and used in connection with the operation of or relating to the Restaurants (collectively, the "Intangible Property Rights"), which are more fully described in Schedule 1.6 and which shall include, without limitation, all goodwill associated therewith;

         1.7      (intentionally omitted);

         1.8 All financial books and accounting records, and all files, lists, publications, and other records and data used in or relating to the Purchased Restaurants, including, without limitation, lists of suppliers and distributors and related files, environmental records, price lists, marketing plans, sales records, labor relations and employee compensation records, and maintenance records, regardless of the medium on which such information is stored or maintained;

         1.9 All cash on hand at the Purchased Restaurants as of the Closing Date;

         1.10 All prepaid fees and deposits associated with the Leases and the utilities used in connection with the Purchased Restaurants, which are set forth in Schedule 1.10 attached hereto;

         1.11 Any cause of action, claim, suit, proceeding, judgment or demand, of whatsoever nature, of or held by Seller against any third parties arising out of the Purchased Assets or the Purchased Restaurants;

         1.12     (intentionally omitted); and

         1.13 All goodwill associated with the Purchased Restaurants and the Purchased Assets, including any of the Intangible Property Rights.


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2.       EXCLUDED ASSETS. Seller is not selling, and the Purchased Assets do not include, the following assets (the "Excluded Assets"):

         2.1 Any corporate and financial records of Seller; other than with respect to the Purchased Restaurants, provided, however, that Buyer shall be entitled to receive copies of the same to the extent reasonably necessary for any purpose;

         2.2 Any rights under operating contracts, other than the Assigned Contracts;

         2.3 Any prepaid expenses, preopening costs or loan acquisition fees except as set forth on Schedule 1.10;

         2.4 Any assets (other than Intangible Property Rights) used in connection with Restaurants other than Purchased Restaurants, which are specifically set forth on Schedule 2.4 hereto; and

         2.5 Any contracts or agreements pursuant to which Seller has granted any person or entity any franchise, license or other right to operate a Restaurant.

3.       OBLIGATIONS BEING ASSUMED; LIABILITIES NOT BEING ASSUMED.

         3.1 ASSUMED OBLIGATIONS. Buyer hereby agrees to assume only: (i) those liabilities and obligations specifically set forth in Schedule 3.1 including, but not limited to, accrued vacation and all disclosed, liquidated trade payables relating to the Purchased Restaurants; (ii) those executory obligations arising after the Closing Date under the Assigned Contracts; and
(iii) the obligations arising after the Closing Date under the Leases (collectively, the "Assumed Obligations"). Except as set forth in Schedule 3.1, Seller represents and warrants that Seller is not in default of any Assumed Obligation, and Buyer shall not be obligated to assume any Assumed Obligation which is in default as of the date hereof.

         3.2 LIABILITIES NOT BEING ASSUMED. Except for the Assumed Obligations, Seller agrees that Buyer shall not be obligated to assume or perform and is not assuming or performing any, and Seller shall remain responsible for and shall indemnify, defend (with counsel reasonably acceptable to Buyer and paid for by Seller) and hold harmless Buyer from and against all, liabilities and obligations of Seller, whether known or unknown, and regardless of when such liabilities or obligations may arise or may have arisen or when they are or were asserted (the "Retained Liabilities"), which shall include, without limitation, any and all of the following obligations or liabilities of
Seller:

                  (a) Any compensation or benefits payable to employees of Seller, other than payroll expenses expressly assumed and listed on Schedule 3.1, including without limitation, any liabilities arising under any employee pension or profit sharing plan or other employee benefit plan or retirement plan and any of Seller's obligations for insurance, sick pay or any non-cash employee compensation arrangement;

                  (b) Subject to the proration of real and personal property taxes at Closing relating to the Purchased Restaurants, all federal, state, local, foreign or other taxes that have arisen out of the Restaurants or may arise hereafter out of Seller's other operations;

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                  (c)      Any intercompany obligations between Seller and any
of its subsidiaries or affiliates;

                  (d) Any Liens or Encumbrances on any of the Purchased Assets and all obligations and liabilities secured thereby that are not set forth on Schedule 3.1 hereto;

                  (e) All obligations of Seller, either for borrowed money or incurred in connection with the purchase, lease or acquisition of any assets, that are not set forth on Schedule 3.1 hereto (collectively, the "Retained Debt");

                  (f) Any accounts or notes payable of Seller that are not set forth on Schedule 3.1 hereto (the "Retained Payables");

                  (g) Any claims, demands, actions, suits or legal proceedings that have arisen or may arise hereafter from or in connection with Seller's operation of the Restaurants, including, but not limited to, those arising out of any act or omission or default of Seller under any Assigned Contracts, regardless of when such liability was incurred or when the obligation is asserted, those set forth in Schedule 6.15, or arising from any business or business activities engaged in by Seller other than in connection with the Purchased Restaurants, whether engaged in prior to or after the date hereof, and whether such claims, demands, actions, suits or legal proceedings are presently pending or threatened or are threatened or asserted at any time after the date hereof;

                  (h) Any obligations under any employment or consulting agreement, or any union or other organized labor obligation, whether written or oral, that is not listed on Schedule 3.1 and any liabilities or obligations arising out of the termination by Seller of any of its employees in anticipation or as a consequence of, or following, consummation of the transactions contemplated hereby; and

                  (i) Any obligations or liabilities arising out of or relating to the Excluded Assets.

4.       PURCHASE PRICE AND PURCHASE PRICE ADJUSTMENT;TERMS OF PAYMENT.

         4.1 PURCHASE PRICE. In addition to the assumption by Buyer of the Assumed Obligations, the aggregate purchase price for the Purchased Assets shall be Four Million Five Hundred Thousand Dollars ($4,500,000) plus the Purchased Restaurants' cash on hand as of the Closing (as defined below), lease deposits identified in Schedule 1.10 and Inventory valued at Seller's cost acquired by Buyer at the Closing minus the aggregate amount of all trade payables and payroll obligations assumed by Buyer at the Closing, as set forth on Schedule
3.1 hereto (the "Purchase Price").

         4.2 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by Buyer to Seller as follows:

                  (a) At the Closing (as defined below) Buyer shall, at Buyer's discretion, either (i) assume the principal amount of $4,000,000 under that certain Promissory Note (the "Note") executed by Seller in favor of U.S. Bank of Oregon ("U.S. Bank"), pursuant to that certain Loan Agreement dated as of February 27, 1995, as modified by that certain Modification Agreement dated as of December 7, 1995, between Seller and U.S. Bank (the "Seller Credit Agreement") or (ii) make a cash payment in the amount of $4,000,000 to U.S. Bank to reduce the outstanding principal under the Seller Credit Agreement. In the event that Buyer assumes the principal amount of $4,000,000 pursuant to clause
(i) above, concurrently


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with the Closing, Seller and Buyer shall execute and deliver an Assignment and
Assumption Agreement (the "Assumption Agreement") in a form mutually agreeable to the parties. The parties agree and acknowledge that the Buyer's assumption of an additional $3,000,000 of outstanding principal under the Note issued pursuant to the Seller Credit Agreement, as described in Section 9.8 below, shall not constitute a part of the Purchase Price payable to Seller for the Purchased Assets.

                  (b) At the Closing, Buyer shall pay to Seller by wire transfer of immediately available funds to an account designated by Seller the sum of $500,000, as adjusted in accordance with Section 4.1 above, which amount shall be used by Seller to pay trade payables and payroll obligations not otherwise assumed by Buyer at the Closing.

         4.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets as set forth in Exhibit C attached hereto, subject to adjustment by mutual agreement of the parties. Each of the parties, when reporting the transactions consummated hereunder in their respective Tax Returns (as hereinafter defined), shall allocate the Purchase Price paid or received, as the case may be, in a manner that is consistent with the Purchase Price allocation set forth in Exhibit C hereto, as adjusted. Additionally, each of the parties will comply with, and furnish the information required by,
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and any regulations thereunder.

5.       CLOSING.

                  Provided that all conditions precedent set forth in this Agreement have been satisfied or waived, the closing of the transactions contemplated hereby (the "Closing") shall occur at 10:00 a.m. Pacific Daylight Savings Time within three (3) business days following the satisfaction or waiver of all conditions to closing set forth herein (the "Closing Date") at the offices of Stradling, Yocca, Carlson & Rauth, a Professional Corporation, located 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, unless another time or place is mutually agreed upon by the parties; provided, however, that in no event shall the Closing Date be a date after December 31, 1997.

6.       REPRESENTATIONS AND WARRANTIES OF SELLER.

         Except as set forth in disclosure schedules (the "Seller's Disclosure Schedules") to be prepared by Seller and delivered to Buyer no later than fourteen calendar days from the execution and delivery of this Agreement, Seller hereby represents and warrants to Buyer as follows:

         6.1      AUTHORITY AND BINDING EFFECT.

                  (a) Seller has the full power and authority to execute and deliver this Agreement and the ancillary agreements to which it will be a party. This Agreement and the ancillary agreements, and the consummation by Seller of its respective obligations contained herein and therein, have been duly authorized by all necessary actions of Seller and such Agreements have been duly executed and delivered by Seller.

                  (b) This Agreement is, and the ancillary agreements, when executed and delivered by Seller, will be, binding agreements of Seller enforceable against it in accordance with their respective terms, except as enforceability may be limited by (i) bankruptcy, insolvency, moratorium or

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other similar laws affecting creditors' rights generally, and (ii) general principles of equity relating to the availability of equitable remedies.

                  (c) Except as set forth in Schedule 6.1(c), it is not necessary for Seller to take any action or to obtain any approval, consent or release by or from any third persons, governmental or other, to enable Seller to enter into or perform his obligations under this Agreement and the ancillary agreements.

         6.2      ORGANIZATION AND STANDING.

                  (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. Seller is duly licensed or qualified to transact business as a foreign corporation in each of the jurisdictions in which a Purchased Restaurant is located, and neither the scope of Seller's business, nor the location of any of its assets, properties or employees, requires that Seller be licensed or qualified to transact business in any other jurisdiction. Seller has the requisite corporate power and authority to operate the Purchased Restaurants as now conducted and to own or lease (as the case may be) the Purchased Assets, and to use such Purchased Assets in the operation of the Purchased Restaurants;

                  (b) No actions or proceedings have been commenced or threatened against Seller that, if adversely determined, and no agreements or transactions have been entered into by any of Seller that, if consummated, would give rights to any person, other than Buyer, in or to acquire any of the Purchased Assets or otherwise interfere with the consummation of the transactions contemplated by this Agreement.

         6.3 FINANCIAL STATEMENTS. Seller has delivered to Buyer true and correct copies of the audited financial statements of Seller consisting of balance sheets and related statements of income and cash flows as of and for each of the years in the three-year period ended June 30, 1996 (the "Financial Statements"). True and correct copies of the Financial Statements, are attached as Schedule 6.3 hereto. The Financial Statements were prepared in accordance with GAAP, consistently applied, and fairly present the financial condition of Seller and the results of its operations as at the relevant dates thereof and for the respective periods covered thereby. Seller has also delivered true and correct copies of its internal financial statements and records relating to the results of operations of each of the Purchased Restaurants as of and for the periods covered by the Financial Statements and for any subsequent periods, which fairly present the results of operations of such Purchased Restaurants for such periods.

         6.4 UNDISCLOSED LIABILITIES. Except as set forth in Schedule 6.4, Seller does not have any debts, obligations, liabilities or commitments of any nature arising out of or relating to the Restaurants, whether due or to become due, absolute, contingent or otherwise, that, in accordance with GAAP, should be disclosed in a balance sheet or the footnotes thereto, and are not shown on the 1996 Balance Sheet (the "Undisclosed Liabilities"), other than liabilities incurred after March 31, 1997 in the ordinary course of the business of the Restaurants and consistent with past practice which, in any event, are not material in amount and have not had and are not expected to have, individually or in the aggregate, a Material Adverse Effect on the Restaurants. As to each Undisclosed Liability set forth on Schedule 6.4, Seller has provided the following information in or as an attachment to such Schedule 6.4: (i) a summary description of such Undisclosed Liability, together with copies of all relevant documentation relating thereto, the amounts claimed and any other action or relief sought and, the identity of the claimant and of any other parties involved party and, if the Undisclosed Liability is one

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that may arise from a suit, action or other proceeding, the court or agency in which such suit, action or other proceeding is being prosecuted, and (ii) the best estimate of Seller of the maximum amount, if any, which is likely to become payable with respect to any such contingent Undisclosed Liability. For purposes hereof, if no written estimate is provided, such best estimate shall be deemed to be zero.

         6.5 ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 6.5, since December 31, 1996, there has not been:

                  (a) The execution of or commencement of performance by Seller under any default or breach, or anticipated default or breach, or any amendment, termination or revocation or, to the knowledge of Seller, any threatened amendment, termination, or revocation of, any of the Assigned Contracts or the Leases to which Seller now is, or at any time since January 1, 1994 was, a party;

                  (b) Any actual or threatened amendment, termination or revocation of any license, permit or franchise required for the continued operation by Seller of any of the Purchased Restaurants;

                  (c) Any sale, transfer, or other disposition of, or the incurrence or imposition of any Lien or Encumbrance of any kind on or affecting, any of the Purchased Assets except (i) sales or utilization of inventory and obsolete equipment in the ordinary course of business and consistent with past practices of the Seller and (ii) Liens for current taxes not yet due and payable;

                  (d) Any disputes with, or any action of or notice from the suppliers of the Restaurants which has led or could lead to a reduction in or termination of the supplies to the Restaurants by any such suppliers, or to a decrease in contracted rates of payment under any sales contract, rental agreement or service contract under which Seller purchases goods or services;

                  (e) Any damage, destruction or loss, whether or not covered by insurance, of any of the Purchased Assets in an amount that exceeds $10,000 or which adversely affects Seller's ability to continue to conduct the Purchased Restaurants in any material respect as the Purchased Restaurants were conducted during the year ended December 31, 1996;

                  (f) The incurrence by Seller of any indebtedness of more than $5,000 individually or $10,000 in the aggregate, either for borrowed money or in connection with any purchase or other acquisition of assets, or otherwise for the operation of the Purchased Restaurants, that is not reflected in the 1996 Balance Sheet;

                  (g) Any purchase or lease, or commitment for the purchase or lease, of equipment, machinery leasehold improvements or other capital items not disclosed in the Financial Statements which involves amounts exceeding $5,000 individually or $10,000 in the aggregate, or which is in excess of or represents a departure from the normal, ordinary and usual requirements of the Restaurants;

                  (h) Any increase in salaries or wages other than in the ordinary course of business and there has been no increase in benefits of or the awarding or payment of any bonuses to any employees, the adoption of any new or amendment of any existing employee benefit plan, or the execution of any new, or the renewal, extension, or amendment of any existing, employment or consulting agreements relating to the Purchased Restaurants;

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                  (i)      The entry or violation of any judgment, order, writ
or decree that has had or could reasonably be expected to have a Material Adverse Effect on Seller or on the Purchased Restaurants;

                  (j) The threat, assertion or commencement of any legal action or other proceeding or investigation against Seller or the Restaurants which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Seller or the Restaurants or the occurrence of any event that could reasonably be expected to result in the commencement of any such legal action or other proceeding or investigation; or

                  (k) The occurrence of any other event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect on Seller or on the Restaurants.

         6.6      THE PURCHASED ASSETS.

                  (a) Fixed Assets. There is contained in Schedule 1.1 a list of all of the Fixed Assets used in the Purchased Restaurants. To the best of Seller's knowledge, the Fixed Assets are in good working order and condition, ordinary wear and tear excepted, have been properly maintained, are suitable for the uses for which they are being utilized in the Purchased Restaurants, do not require more than regularly scheduled maintenance to keep them in good operating condition and comply with all requirements under applicable laws, regulations and licenses which govern the use and operation thereof.

                  (b)      The Leases.

                           (i)      Schedule 1.3 contains a complete and
accurate list, and Seller has furnished to Buyer accurate and complete copies, of all of the Real Property Leases and Personal Property Leases related to the Purchased Restaurants, as amended to date, together with a brief description of
(A) each of the real properties that are leased by Seller under the Real Property Leases (the "Leased Properties"), including the respective addresses and the names and addresses of the landlords thereof, (B) any improvements made by Seller to any of the Leased Properties that will not revert to any of the landlords upon termination of the Real Property Leases and (C) the costs or expenses, if any, necessary for the assignment by Seller to Buyer of the Leases. Seller has delivered to Buyer accurate and complete copies of all environmental studies and reports with respect to any of the Leased Properties that are in the possession of or are readily available to Seller. The zoning of each of the Leased Properties permits the presently existing improvements thereon and continuation of the business presently conducted thereon and no changes therein are pending or are threatened. No condemnation or similar proceedings are pending or, to the best knowledge of Seller, threatened against any of the Leased Properties. Seller does not own any fee interest in any real property relating to or used for the Purchased Restaurants.

                           (ii)     Seller is not in default, and no facts or
circumstances have occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any of the Leases and the assignment by Seller to Buyer of the Leases included in the list of Assigned Contracts on Schedule 1.4 will not adversely affect Buyer's quiet enjoyment and use, without disturbance, of the Leased Properties or of the personal properties or assets that are the subject of the Personal Property Leases (the "Leased Personal Property"). None of the Leases contains any provisions which, after the date hereof, would (A) hinder or prevent Buyer from continuing to use any

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of the Leased Properties or Leased Personal Property in the manner in which they are currently used, or (B) impose any additional costs (other than scheduled rental increases or except as set forth on Schedule 1.3 hereto) or burdensome requirements as a condition to their continued use which are not currently in effect. Except as otherwise set forth in Schedule 1.3 hereto, none of the Purchased Assets are held under, or used by Seller pursuant to, any lease or conditional sales contract.

                  (c)      Intangible Property Rights. Except as set forth in
Schedule 6.6(c), to the best of Seller's knowledge, Seller has not infringed, and Seller is not now infringing, on any patent, trade name, trade dress, trademark, service mark, copyright, trade secret, technology, know-how or process belonging to any other person, firm or corporation. Seller has not received any written notice or other indication of any such claim of infringement. Seller owns, or holds adequate licenses or other rights to use, all Intangible Property Rights used in or necessary for the operation of the Restaurants as now conducted and, to the best of Seller's knowledge, such use does not and will not conflict with, infringe on or otherwise violate any rights of others. Except as disclosed in Schedule 6.6(c), all of such licenses and rights are transferable to Buyer without cost or liability to Buyer and will be included in the Purchased Assets being sold to Buyer hereunder.

                  (d) Title to and Adequacy of Purchased Assets. Except as disclosed on Schedule 6.6(d) hereto, Seller has, and on the Closing Date will convey and transfer to Buyer, good, complete and marketable title to all of the Purchased Assets, free and clear of all mortgages, security interests, liens, options, pledges, equities, claims, charges, restrictions, conditions, conditional sale contracts and any other encumbrances or adverse interests of any kind or nature whatsoever (collectively "Liens or Encumbrances"). Except as set forth on Schedule 6.6(d), all of the Purchased Assets are in the exclusive possession and control of Seller and Seller has the unencumbered right to use, and to sell to Buyer in accordance with the terms and provisions of this Agreement, all of the Purchased Assets without interference from and free of the rights and claims of others. The Purchased Assets constitute all the assets, properties, rights, privileges and interests necessary for Buyer to own and operate the Purchased Restaurants.

         6.7      LABOR AND EMPLOYMENT AGREEMENTS.

                  (a) Schedule 6.7 sets forth the name of each employee of the Purchased Restaurants, together with a description of all compensation and benefits that are payable to such individuals as a result of their employment by or association with Seller. Seller also has furnished to Buyer a true and complete copy of its employee handbook. Buyer shall not have any obligation to continue, nor shall Buyer have or incur any liability or obligation whatsoever arising out of, any personnel policies or practices, either written or oral, promulgated or followed by Seller.

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

                  (b) Seller is not a party or subject to any collective bargaining or other labor, employment, deferred compensation, bonus, retainer, consulting, or incentive agreement, plan or contract related to the Purchased Restaurants. Except to the extent set forth in Schedule 6.7, (i) there has been no strike or other work stoppage by, nor has there been any union organizing activity among, any of the employees of Seller during the past five (5) years;
(ii) to the best of Seller's knowledge, Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; and (iii) there is no unfair labor practice complaint pending or, to the best knowledge of Seller, threatened against Seller, nor, to the best knowledge of Seller, is there any factual basis for any such complaint.

         6.8 THE ASSIGNED CONTRACTS AND OTHER AGREEMENTS. Schedule 1.4 contains accurate and complete list of the Assigned Contracts and Schedule 6.8 hereto contains accurate and complete list of, each contract, agreement, indenture, note, lease, or other instrument or commitment, written or oral, to which Seller is a party or is bound or which relates to or affects or could affect any of the Purchased Assets, the Assumed Obligations or the Purchased Restaurants or the consummation of the transactions contemplated by this Agreement and is not already listed on Schedule 1.3, Schedule 1.4 or Schedule
6.7 (collectively the "Other Contracts"). Accurate and complete copies of all of Assigned Contracts and the Other Contracts (collectively, the "Material Contracts") have been furnished by Seller to Buyer. The Material Contracts include, without limitation, each contract, agreement, license, instrument commitment or understanding, written or oral (other than the Leases), which:

                  (a) Provides for the sale, lease or rental of any products goods, or equipment or other assets or properties to or by Seller related to the Purchased Restaurants (other than purchase orders issued or received by Seller in the ordinary course of business and consistent with past practices);

                  (b) Provides for the payment of monies to or by Seller which arise out of or relate to the Purchased Restaurants;

                  (c) Provides for the licensing by or to Seller, or the use or possession by Seller, of any software, trademarks, trade names, service marks, copyrights, know-how, patents or other intellectual property rights used in connection with the operation of the Restaurants;

                  (d) Grants a security interest or permit or provide for the imposition of any other Lien or Encumbrance on, or provide for the disposition of, any of the Purchased Assets;

                  (e) Requires the consent of any third party to or would terminate as a result of the consummation by Seller of the transactions contemplated by this Agreement;

                  (f) Restricts or would restrict the conduct of any aspects of the Purchased Restaurants or the use or disposition by Buyer after the date hereof of any of the Purchased Assets;

                  (g) Governs or relates to any of the Assumed Obligations or which evidences any other liability or obligation, whether for borrowed money or otherwise, that would be accelerated by reason of the consummation of the transactions contemplated hereby; or

                  (h) If terminated or breached would have a Material Adverse Effect on the Purchased Restaurants.

         Except for the Assigned Contracts, the Leases, the Agreements listed on
Schedule 6.7 and the Other Contracts, there is no contract, lease, license or other agreement, commitment or understanding that is material to the Purchased Restaurants or the breach, termination or loss of which would have a Material Adverse Effect on Seller or the Purchased Restaurants. Each of the Material Contracts is a valid and binding obligation of Seller and the other parties thereto, enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity relating to the availability of equitable remedies. Except as otherwise set forth in Schedule 6.8 hereto, there have not been any defaults by Seller or defaults or any claims of default or claims of nonenforceability by the other party or parties under or with respect or any of Material Contracts which, individually or in the aggregate, would have a Material Adverse Effect on the Purchased Restaurants, and there are no facts or conditions that have occurred or that are anticipated to occur which, with the passage of time or the giving of notice, or both, would constitute a default by Seller or by the other party or parties under any of the Material Contracts or would cause a creation or imposition of any Lien or Encumbrance upon any of the Purchased Assets or otherwise would have a Material Adverse Effect on Seller or on the Purchased Restaurants.

         6.9 CONFLICTS. Except as described on Schedule 6.9 hereto, neither the execution and delivery of, nor the consummation of the transactions contemplated by, this Agreement will or could result in any of the following:

                  (a) A default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of the respective charter, bylaws or other governing instruments of Seller, or any Material Contract;

                  (b) The termination of any Material Contract, or the acceleration of the maturity of any indebtedness or other obligation of Seller which would have a Material Adverse Effect on the Purchased Restaurants, Seller or Buyer;

                  (c) The creation or imposition of any Lien or Encumbrance on any of the Purchased Assets;

                  (d) The creation or imposition of any new, or a violation or breach of any existing, writ, injunction or decree that would become or is now applicable to or binding on Seller or any of the Purchased Assets or the Purchased Restaurants;

                  (e) A loss or adverse modification of any license, franchise, permit or other authorization or right (contractual or other) to operate the Purchased Restaurants, granted to or otherwise held by Seller or used in the operation of the Purchased Restaurants, which would have a Material Adverse Effect on the Purchased Restaurants, Seller or Buyer;

                  (f) The cessation or termination of any other business relationship or arrangement between Seller and any third party that would have a Material Adverse Effect on the Purchased Restaurants, Seller or Buyer; or

                  (g) Any other consequence that would have or reasonably could be expected to have a Material Adverse Effect on the Purchased Restaurants, Seller or Buyer.

         6.10 VENDORS AND SUPPLIERS. Schedule 6.10 attached hereto contains correct and current list of the five (5) largest vendors and suppliers of the Purchased Restaurants in terms of purchases or sales made by Seller during the fiscal year ended December 31, 1996, showing the approximate aggregate dollar amounts of purchases by Seller from each such vendor and supplier during that fiscal period. Except as set forth on Schedule 6.10, since December 31, 1996 there has been no change in the business relationship of Seller with any vendor or supplier named in Schedule 6.10 and Seller is not aware of any intention of any of the vendors or suppliers listed in Schedule 6.10 to cease, or of any event or circumstance that has occurred during the past twelve (12) months which might reasonably be expected to cause any such vendor or supplier to cease, doing business with Seller, or alter materially the amount of the business that any of them is presently doing with Seller, or will require, as a condition to the continuation of its business relationship with Seller, a change in the prices or rents at or any other material terms under which any of such vendors and suppliers have been doing business with Seller.

         6.11 LIABILITIES. Except as otherwise set forth in Schedule 6.11, Seller does not have any knowledge of any fact or of the occurrence of any event forming the basis of any present or future claim against Seller, whether or not fully covered by insurance, for liability on account of negligence which would have, individually or in the aggregate, a Material Adverse Effect on Seller or the Purchased Restaurants.

         6.12 INSURANCE. Schedule 6.12 contains an accurate description (including liability limits, deductibles and coverage exclusions) of all policies of fire, general liability, worker's compensation, errors and omissions, malpractice and other forms of insurance maintained by or on behalf of Seller in connection with the Purchased Restaurants as protection for the Purchased Assets and the Purchased Restaurants. Except as set forth in Schedule
6.12 hereto, all of such policies are now in full force and effect and policies covering the same risks and in substantially the same amounts have been in full force and effect continuously for the past five (5) years. Seller has not received any notice of cancellation or material amendment of any such policies; no coverage thereunder is being disputed; and all material claims thereunder have been filed in a timely fashion. Seller has furnished to Buyer a schedule of all insurance claims filed by Seller within the past three (3) years that were related to the Purchased Restaurants and the disposition thereof. No such claims have been denied by any of Seller's insurers and Seller has not failed to comply with the requirements of any insurance policies which would provide any insurers the right to deny any claim related to the Purchased Restaurants.

         6.13     COMPLIANCE WITH LAW/PERMITS.

                  (a) Except as set forth in Schedule 6.13(a) hereto, Seller is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority. Except as disclosed in Schedule 6.13(a) hereto, no unresolved (i) charges of violations of laws or regulations have been made or threatened, (ii) proceedings or investigations are pending or, to the best knowledge of Seller, have been threatened, and (iii) citations or notices of deficiency have been issued or have been threatened, against Seller or the Restaurants by any governmental agencies or authorities; and, to the best knowledge of Seller, there are no facts or circumstances upon which any such charges, proceedings, investigations, or citations or deficiency notices, may be instituted, issued or brought hereafter.

                  (b) Schedule 6.13(b) contains a true, correct and complete list of all governmental licenses, permits, authorizations, franchises, or certificates or rights (contractual or other) to operate the Purchased Restaurants that are held by Seller (collectively, "Licenses and Permits"). Such Licenses and Permits are the only licenses, permits, authorizations, franchises, certificates and rights to operate required for operation of the Purchased Restaurants and all of such Licenses and Permits are in full force and effect at the date hereof. Seller has provided Buyer with true, correct and complete copies of each License and Permit listed in Schedule 6.13(b). Except as otherwise set forth in Schedule 6.13(b), the Purchased Restaurants are in compliance with the conditions and requirements imposed by or in connection with such Licenses and Permits. Seller has not received any notice, nor does Seller have any knowledge or reason to believe, that any governmental agency or authority intends to cancel, terminate or modify any of such Licenses or Permits or that there are valid grounds for any such cancellation, termination or modification. Seller has delivered or made available to Buyer a true, correct and complete copy of the most recent safety inspection and quality assurance reports, prepared by any employees or consultants of Seller or by any governmental agencies or authorities relating to the Purchased Restaurants.

         6.14 TAXES AND TAX RETURNS. Seller has duly filed all Tax Returns (as hereinafter defined) which are required by law to be filed by it and has duly and properly paid, or withheld for payment and paid, when due, all foreign, federal, state and local Taxes (as hereinafter defined) due or claimed to be due from it, and there are no assessments or claims for payment of Taxes (as hereinafter defined) now pending or, to the best knowledge of Seller, threatened, nor any audit of Seller's records presently being made by any taxing authority. For purposes of this Agreement, (i) the term "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (ii) the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement (including, but not limited to, information returns or reports related to back-up withholding and any payments to third parties) relating to any Taxes, including any schedule or attachment thereto, and including any amendment thereof. Buyer shall have no liability or obligation whatsoever, and shall not incur any loss, expense or cost, and none of the Purchased Assets, or any assets of Buyer, shall be subjected to any Lien or Encumbrance, by reason of any Taxes arising out of any operations or activities of Seller whether conducted prior to the date hereof or hereafter.

         6.15     LITIGATION AND PROCEEDINGS. Except as set forth in Schedule
6.15 hereto, there is no action, suit, proceeding or investigation, or any counter or cross-claim in an action brought by or on behalf of any of Seller, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to the best knowledge of Seller, threatened, against Seller, which (i) could reasonably be expected to affect adversely Seller's ability to perform his obligations under this Agreement or complete any of the transactions contemplated hereby or thereby, or
(ii) involves the possibility of any judgment or liability, or which may become a claim, against Buyer, the Purchased Restaurants or the Purchased Assets. Except as set forth in Schedule 6.15, Seller is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller or any of the Purchased Assets or the Purchased Restaurants. All of the legal actions or other proceedings that are pending or threatened against Seller, the Purchased Restaurants or the Purchased Assets involve only routine claims for monetary damages that are incidental to and have arisen out of the ordinary course of the business of the Purchased Restaurants and any liability, damage, cost or expense that may be incurred in any of such actions or proceedings will be fully covered by insurance, except as expressly stated to the contrary on Schedule 6.15.

         6.16 CERTAIN TRANSACTIONS. Except as set forth in Schedule 6.16, there are no existing or pending transactions, nor are there any agreements or understandings, with any employees of Seller, or any person that is related to, or any person or entity that is affiliated with, any of them (collectively, "Affiliates"), relating to, arising from or affecting the Purchased Restaurants, or any of the Purchased Assets, including, without limitation, any transactions, arrangements or understandings relating to the purchase of services, the lending of monies, or the sale, lease or use of any of the Purchased Assets, with or without adequate compensation, in any amount whatsoever. No existing or former employee of Seller has any claims against or disputes with Seller which could result in the imposition of any liability, judgment, lien or encumbrance against the Purchased Restaurants or any of the Purchased Assets.

         6.17     ENVIRONMENTAL AND SAFETY MATTERS. Except as set forth in
Schedule 6.17, Seller has complied with, and the operation of the Purchased Restaurants and the use of the Purchased Assets are in compliance with, in all material respects, all federal, state, regional and local statutes, laws, ordinances, rules, regulations and orders relating to the protection of human health and safety, natural resources or the environment, including, but not limited to, air pollution, water pollution, noise control, on-site or off-site hazardous substance discharge, disposal or recovery, toxic or hazardous substances, training, information and warning provisions relating to toxic or hazardous substances, and employee safety relating to the Purchased Restaurants or the Purchased Assets (collectively the "Environmental Laws"); and no notice of violation of any Environmental Laws or of any permit, license or other authorization relating thereto has been received or threatened against Seller, and to the best knowledge of Seller, is there any factual basis for the giving of any such notice. Except as set forth in Schedule 6.17, no underground or above-ground storage tanks or surface impoundments are located on any of the real properties that are or have been used, operated, leased or owned by Seller in connection with or for the Purchased Restaurants and (i) except in compliance with applicable Environmental Laws and any licenses or permits relating thereto, there has been no generation, use, treatment, storage, transfer, disposal, release or threatened release in, at, under, from, to or into, or on such properties of toxic or hazardous substances during the ownership or occupancy thereof by Seller or, to the best knowledge of Seller, prior to such ownership or occupancy, and (ii) in no event has there been any generation, use, treatment, storage, transfer, disposal, release or threatened release in, at, under, from, to or into, or on such properties of toxic or hazardous substances that has resulted in or is reasonably likely to result in a Material Adverse Effect on the Purchased Restaurants or on Seller. Seller has not received any notice or claim to the effect that Seller or the Purchased Restaurants is or may be liable to any governmental authority or private party as a result of the release or threatened release of any toxic or hazardous substances in connection with the conduct or operation of the Purchased Restaurants, and none of the operations of the Purchased Restaurants and none of the Purchased Assets is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or a threatened release of any toxic or hazardous substances at any of the Leased Properties or any other real properties leased, used, operated or owned by Seller in connection with the Purchased Restaurants. Seller has not disposed, or had disposed of on its behalf, toxic or hazardous substances at any site other than a federal and state licensed hazardous waste treatment, storage and disposal facility and, to the best knowledge of Seller, each such facility is not currently listed, or threatened to be listed, on any state or federal "superfund" list. For the purposes of this Section 6.17, "toxic or hazardous substances" shall include any material, substance or waste that, because of its quantity, concentration or physical or chemical characteristics, is deemed under any federal, state, local or regional statute, law, ordinance, regulation or order, or by any governmental agency pursuant thereto, to pose a present or potential hazard to human health or safety or the environment, including, but not limited to, (i) any material, waste or substance which is defined as a "hazardous substance" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.), as amended, and its related state and local counterparts, (ii) asbestos and asbestos containing materials and polychlorinated biphenyls, and (iii) any petroleum hydrocarbon including oil, gasoline (refined and unrefined) and their respective constituents and any wastes associated with the exploration, development or production of crude oil, natural gas or geothermal energy.

         6.18 BROKERS. Seller has not retained or used the services of an agent, finder or broker other than Vrolyk & Company in connection with the transactions contemplated by this Agreement. Seller shall pay, and shall indemnify, hold harmless and defend Buyer from and against, all commissions, finder's and other fees and expenses charged or asserted by any agent, finder or broker, by reason of any such retention or use of the services of any such agent, finder or broker by Seller.

         6.19 REPRESENTATIONS AND WARRANTIES OF SELLER. The representations and warranties of Seller contained herein, and the disclosures contained in Seller's Disclosure Schedules, do not contain any statement of a material fact that was untrue when made or omits any information necessary to make any such statement contained therein, in light of the circumstances under which such statement was made, not misleading.

7.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer makes the following representations and warranties to Seller as of the date of this Agreement:

         7.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         7.2 CORPORATE POWER. Buyer possesses the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the ancillary agreements.

         7.3 NECESSARY ACTIONS; BINDING EFFECT. Buyer has taken all corporate action necessary to authorize the execution and delivery of, and the performance of its obligations under, this Agreement and the ancillary agreements. This Agreement constitutes, and upon its execution and delivery the ancillary agreements will constitute, valid obligations of Buyer that are legally binding on and enforceable against Buyer in accordance with their respective terms, except (in each case) as such enforceability may be limited by
(i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights, and (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether such agreements are sought to be enforced in a proceeding at law or in equity).

         7.4 BROKER. Buyer has not retained or used the services of an agent, finder or broker in connection with the transactions contemplated by this Agreement. Buyer shall pay, and shall indemnify, hold harmless and defend Seller from and against all commissions, finder's and other fees and expenses charged or asserted by any agent, finder or broker, by reason of any such retention or use of the services of any agent, finder or broker by Buyer.

8.       COVENANTS AND AGREEMENTS OF SELLER.

         8.1      CONDUCT OF THE BUSINESS BEFORE THE CLOSING.

                  (a) Diligent Conduct. Between the date hereof and the Closing Date, Seller will operate the Purchased Restaurants diligently in the ordinary course and consistent with past practices, will not change in any material respect its methods of business operations or its accounting practices, and will preserve intact its organization, use its best efforts to retain in its employ all of its employees related to the Purchased Restaurants and to preserve its relationships with the suppliers of the Purchased Restaurants.

                  (b) Properties and Assets. Between the date hereof and the Closing Date, Seller (i) will not, without the prior written consent of Buyer, sell or otherwise dispose of (except in the ordinary course of business consistent with past practices), and will not mortgage, pledge or subject to lien, charge or encumbrance of any kind, except liens for taxes not due, any of the Purchased Assets, and (ii) will keep all of its fixtures, equipment and other tangible personal property related to the Purchased Restaurants in good working order and repair and continue to perform all normal repairs and maintenance in the ordinary course of business.

                  (c) Contracts. Between the date hereof and the Closing Date, Seller will not, without the prior written consent of Buyer, amend or terminate any Lease, Assigned Contract or other contract or agreement to which it is a party and that relates to the Purchased Restaurants, except as contemplated by this Agreement. Seller shall not enter into or become a party to any contract, commitment, lease or agreement related to the Purchased Restaurants.

                  (d) Insurance. Between the date hereof and the Closing Date, Seller will continue in force its existing insurance policies covering the Purchased Assets and the Purchased Restaurants, subject only to variations in amounts required by the ordinary operations of its business.

                  (e) Compensation of Employees. Between the date hereof and the Closing Date, Seller will not, without the prior written consent of Buyer, increase the compensation payable or to become payable to any of its managing persons, employees or agents, nor will Seller make any bonus payment or similar arrangement to or with any of its managing persons, employees or agents employed by the Purchased Restaurants, or adopt any new or amend any existing employee benefit plan.

                  (f) Payment of Liabilities and Waiver of Claims. Between the date hereof and the Closing Date, Seller will not do, or agree to do, any of the following acts relating to the Purchased Restaurants: (i) pay any obligation or liability, fixed or contingent, other than current liabilities as and when the same become due; and (ii) except in the ordinary course of business, waive or compromise any right or claim, or cancel, without full payment, any note, loan, or other obligation owing to Seller.

         8.2 CERTAIN CHANGES. Without the prior written consent of Buyer, Seller will not (in relation to the Purchased Restaurants):

                  (a) Incur any liability for borrowed funds, and will not incur any such borrowings except in the ordinary course and for the benefit of the Purchased Restaurants and consistent with past borrowing practices of Seller during the corresponding periods of prior years;

                  (b) Incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), except borrowings permitted under Subsection 8.2(a) above and obligations and liabilities (other than for borrowed money) incurred in the ordinary course of business which are not material in amount and are consistent with past practice;

                  (c) Write-down the value of any inventory or write-off as uncollectible any notes or accounts receivable;

                  (d) Make any capital expenditures or commitments for additions to property, plant or equipment, except for those set forth in
Schedule 8.2(d) hereto;

                  (e) Pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its employees, independent contractors or any affiliates thereof; or

                  (f) Agree, whether in writing or otherwise, to do any of the foregoing.

         8.3 CONSENTS. As soon as reasonably practicable after the date hereof, Seller shall use its best efforts, and Buyer will cooperate with Seller, to obtain all consents, approvals and authorizations required to be obtained from other parties in order to consummate the transactions contemplated hereby.

         8.4      EXCLUSIVITY.

                  (a) From the date hereof until the expiration of the Option Agreement, Seller will not, nor will it permit its officers, directors, affiliates, representatives or agents, directly or indirectly, to do any of the following:

                           (i)      discuss, negotiate, undertake, authorize,
recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving any disposition or other change of ownership of Seller's stock or assets (an "Acquisition Transaction");

                           (ii)     facilitate, encourage, solicit or initiate
or in any way engaged in any discussion, negotiation or submission of a proposal or offer in respect of an Acquisition Transaction;

                           (iii)    furnish or cause to be furnished to any
person or entity any information concerning the business, operations, properties or assets of Seller's in connection with an Acquisition Transaction; or

                           (iv)     otherwise cooperate in any way with, or
assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

         Seller will inform Buyer by telephone within 24 hours of its receipt of any proposal or bid (including the terms thereof and the person or entity making such proposal or bid) in respect of any Acquisition Transaction.

9.       ADDITIONAL COVENANTS.

         9.1 SELLER'S DISCLOSURE SCHEDULES; ACCESS AND INFORMATION. No later than fourteen calendar days from the date hereof, Seller shall deliver to Buyer Seller's Disclosure Schedules. In addition, between the date hereof and the Closing Date, Seller shall afford to Buyer and its counsel, accountants and other representatives, reasonable access to all of the properties, books, contracts and records, of Seller, and will furnish Buyer and such other parties with all information, including updated financial statements referenced in
Section 6.3 above, and copies of books, contracts and records, concerning Seller's affairs which they may reasonably request.

         9.2 COOPERATION. Seller will use its best efforts to cause all the representations and warranties of Seller contained in this Agreement to be true and correct on and as of the Closing Date and to cause all of the conditions precedent disclosed in Section 12 to be satisfied on or prior to the Closing Date.

         9.3 RETAINED EMPLOYEES. Buyer and Seller shall jointly notify all Retained Employees (as hereinafter defined) that their employment by Seller will be terminated as of the Closing Date by reason of the transactions contemplated by this Agreement and that Buyer will hire only those employees of Seller engaged in the operation of the Purchased Restaurants designated on Schedule 9.3 hereto (the "Retained Employees"). On the Closing Date, Seller shall (i) terminate all Retained Employees, and (ii) waive any rights it may have to prohibit the Retained Employees from being employed by the Buyer.

         9.4 ADVERSE CHANGES. Seller shall promptly notify Buyer in writing of any material adverse facts or developments affecting or which may affect the Purchased Restaurants including, without limitation, (i) any damage, destruction or loss (whether or not covered by insurance) affecting any of the Purchased Assets or the Purchased Restaurants, or (ii) anything which, if not corrected prior to Closing, could prevent Seller from fulfilling any condition precedent described in Section 12 below.

         9.5 PUBLICITY. Buyer, Seller and their respective affiliates agree that (i) any public disclosure of the transactions contemplated hereby shall be by mutual agreement of the parties and in a form and manner agreed to by the parties; provided, however, that either party shall, after reasonable notice, be entitled to make any disclosure required by applicable law, rule or regulation of any governmental authority or securities exchange, and (ii) except as provided in clause (i) above, each party and its respective affiliates shall maintain the confidentiality of any and all information relating to this Agreement and the transactions contemplated hereby and any and all confidential information of the other party received in connection with this Agreement and the transactions contemplated hereby.

         9.6 PURCHASE OPTION OF BUYER. Buyer shall have the option (the "Option") to purchase from Seller the assets used in the operation of the nine additional Restaurants listed on Schedule 9.6 hereto (the "Additional Restaurants"), on the terms and conditions set forth in the Option Agreement (the "Option Agreement") attached as Exhibit D hereto, which shall be executed and delivered by Seller and Buyer at the Closing. Buyer shall have a minimum of eighteen (18) months from the Closing Date from time to time to exercise such Option to purchase any or all the Additional Restaurants; provided, however, that, if this Agreement and contemplated transactions hereunder are impacted in any way by litigation, Buyer shall have a maximum of twenty-four (24) months from the Closing Date to exercise its Option to purchase any or all of the Additional Restaurants. The closing of the purchase of an Additional Restaurant may occur after expiration of the option period so long as Buyer has given notice of exercise prior to the expiration of the option, and Buyer uses its best efforts to close a transaction relating to such purchase within ninety days after providing notice to Seller; provided, however, that in no event shall such notice cause the option period to be extended beyond the 24 month period following the Closing Date of this Agreement. Seller agrees to use the proceeds received from any sale of Additional Restaurants to pay accrued and unpaid interest and to prepay the principal balance of the new indebtedness described in Section 9.8(a) and 9.8(b) below.

         9.7 STAR BUFFET. Buyer has advised Seller that Buyer intends to assign its rights hereunder to Star Buffet, Inc., a Delaware corporation in formation ("Star Buffet"), which Buyer intends to form as a successor to Buyer's buffet-style restaurant division, and that Buyer intends to cause Star Buffet to complete an underwritten initial public offering of securities registered under the Securities Act of 1933, as amended (the "IPO"). Seller agrees to cooperate with Buyer in connection with the organization of Star Buffet and the IPO and to provide Buyer and Star Buffet all information and audited financial statements (including consents of Seller's independent public accountants) concerning the Restaurants which Buyer or Star Buffet, or their attorneys and accountants, may reasonably require in connection therewith. Buyer shall cause Star Buffet to offer to Seller, upon consummation of the IPO, the right to purchase 150,000 Warrants at a purchase price of $3.50 per warrant, which right must be exercised by Seller no later than 5 days after consummation of the IPO by Seller's delivery of an Investment Representation Letter in the form of Exhibit E attached hereto and incorporated herein by this reference. Each warrant will entitle the holder to purchase one share of the Common Stock of Star Buffet at an exercise price equal to the initial public offering price per share of Common Stock, all on the terms and conditions set forth in the Warrant to Purchase Common Stock (the "Stock Purchase Warrant") in substantially the form attached hereto as Exhibit F.

         9.8      SELLER'S FINANCING.

                  (a) Buyer shall use reasonable commercial efforts to secure financing for Seller from a third party lender of up to Three Million Dollars ($3,000,000) (the "Term Loan"), the proceeds of which shall be used to repay Seller's indebtedness to U.S. Bank. In the event that the Term Loan is obtained by Buyer for the benefit of Seller through Buyer's assumption of an additional $3,000,000 of outstanding principal under the Note issued pursuant to the Seller Credit Agreement, Buyer and Seller shall enter into an Assumption Agreement for such additional amount of principal and Buyer shall use its commercially reasonable efforts to release Jim North and John North and their respective spouses from any personal guarantees related to the Seller Credit Agreement, which are set forth on Schedule 9.8. Buyer shall indemnify Jim North and John North and their respective spouses from any liabilities that arise from claims made pursuant to the personal guarantees set forth on Schedule 9.8. Subject to any intercreditor arrangements between the lenders of the Term Loan and the Credit Line (as defined below), the Term Loan shall be secured by a first priority security interest in all of Seller's assets and shall rank senior to all other indebtedness of Seller for money borrowed (the holders of which shall execute and deliver to the party providing such new financing reasonable subordination agreements). The Term Loan, which shall bear interest at a rate equal to the most favorable rate at which Buyer can secure for such Term Loan, shall be payable over a six year period in the following manner: (i) interest shall be deferred for the first six months of the term thereof, which interest shall be added to the principal amount of the Term Loan, (ii) monthly payments of interest only for the second six months of the term of the Term Loan, and (iii) monthly installments of principal and interest amortized over a five-year period commencing on the first anniversary of the date of the Term Loan and continuing to and including the sixth anniversary of the date of the Term Loan, on which date all outstanding principal and accrued and unpaid interest shall be due and payable.

                  (b) Buyer shall use reasonable commercial efforts to secure financing for Seller from a third party lender of up to Seven Hundred Fifty Thousand Dollars ($750,000) (the "Credit Line"), the proceeds of which Seller may draw upon on an as needed basis to be used for store closure and lease termination costs and severance costs. Subject to any intercreditor arrangements between the lenders of the Term Loan and the Credit Line, the Credit Line shall be secured by a first priority security interest in all of Seller's assets. The Credit Line shall require (i) monthly payments of interest only commencing on the first day of the month following the date on which Seller draws upon the Credit Line, and (ii) quarterly payments in amounts equal to the lesser of (x) $250,000 or (y) the principal amount then outstanding under the Credit Line, such payments commencing on the seventh quarter following the date on which Seller draws upon the Credit Line and continuing until such time as all outstanding principal and interest is paid in full. The Credit Line shall bear interest at the same rate as the Term Loan.

         9.9 SELLER'S DEVELOPMENT RIGHTS. Concurrently with the execution hereof, Buyer and Seller shall enter into a license agreement (the "License Agreement"), in the form of Exhibit G attached hereto, pursuant to which Buyer shall grant to Seller a license to use the Intangible Property Rights for the operation of all of the Restaurants (other than the Purchased Restaurants), the four restaurants operated by franchisees of Seller which are listed on Exhibit A-1 hereto (the "Franchised Restaurants") and for the development of new restaurants, all on the terms and conditions set forth in the License Agreement.

         9.10 BUSINESS SERVICES AGREEMENT; RELATED AGREEMENTS. Upon Closing, Buyer (or Buyer's assignee) and Seller shall enter into a business services agreement (the "Business Services Agreement") in the form of Exhibit H hereto. The Business Services Agreement, the License Agreement, the Stock Purchase Warrant and the Option Agreement hereinafter may be referred to collectively as the "Related Agreements."

         9.11 EMPLOYMENT AGREEMENT. Concurrently with the closing of the tenth Restaurant (which would include the seven Purchased Restaurants pursuant to the terms of this Agreement and three of the Additional Restaurants pursuant to the Option Agreement), Buyer shall cause Star Buffet to enter into an employment agreement (the "Employment Agreement") with John North in substantially the form attached hereto as Exhibit I.

         9.12 DEVELOPMENT OF WESTERN BUFFET. Upon the successful development of the Western Buffet or comparable concept, Buyer and Seller will negotiate in good faith to enter into a development agreement pursuant to which Seller would have the right to develop restaurants based upon such concept in selected areas of the following eleven states: Arizona, California, Colorado, Idaho, Montana, Nevada, New Mexico, Oregon, Utah, Washington and Wyoming.

         9.13 BOARD OF DIRECTORS; OPTIONS. Upon the formation of Star Buffet, Buyer, as the sole stockholder of Star Buffet, shall elect John North to serve on the Board of Directors of Star Buffet for one full term. As soon as practicable following the consummation of the IPO, and in no event later than the first meeting of the Board of Directors of Star Buffet following the consummation of the IPO, Buyer shall cause Star Buffet to issue to John North fully vested options to purchase an aggregate of 1% of the shares of Common Stock of Star Buffet outstanding on a fully diluted basis as of the date of grant at an exercise price equal to the price per share at which shares of Common Stock of Star Buffet initially are sold in the IPO. In addition, in consideration of the cooperation and services to be rendered by Jim North and John North in connection with the IPO and the transfer of the Purchased Assets, Buyer shall cause Star Buffet to issue to Jim North and John North, collectively, options to purchase the Common Stock of Star Buffet in the following amounts and upon the following conditions: (i) upon the purchase of the second Additional Restaurant pursuant to the Option Agreement, .6667% of the Common Stock of Star Buffet outstanding on a fully diluted basis as of the date of grant at an exercise price equal to the Market Price Per Share (as hereinafter defined); (ii) upon the purchase of the fourth Additional Restaurant pursuant to the Option Agreement, .6667% of the Common Stock of Star Buffet outstanding on a fully diluted basis as of the date of grant at an exercise price equal to the Market Price Per Share; and (iii) upon the purchase of the sixth Additional Restaurant, .6667% of the Common Stock of Star Buffet outstanding on a fully diluted basis as of the date of grant at an exercise price equal to the Market Price Per Share; provided, however, that, notwithstanding anything herein to the contrary, (i) the foregoing option shall not be granted unless and until Star Buffet has consummated the IPO, and (ii) such options shall not vest until such time as any and all monetary obligations owing to Buyer pursuant to Section 9.8 shall have been paid in full in accordance with the terms of Section 9.8. Buyer shall cause the foregoing options to be granted to Jim North and John North, collectively, as soon as practicable following the satisfaction of the foregoing conditions and in no event later than the first meeting of the Board of Directors of Star Buffet following the satisfaction of such conditions. As used herein, "Market Price Per Share" shall be the last reported sale price of the Common Stock on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), as the case may be, on the last business day prior to the date of grant, or if no such sale is made on such day, the mean of the closing bid and asked prices for such day on such exchange or NASDAQ, as the case may be. For purposes of Section 9.13, the number of shares of Common Stock of Star Buffet outstanding on a fully diluted basis shall exclude any options granted or issued to Seller, Jim North or John North pursuant to this
Section 9.13.

         9.14 BULK TRANSFERS. Seller shall provide Buyer with such data and information and take such actions (including giving and publishing or recording appropriate notices) as Buyer may reasonably require in order to comply with all bulk transfer laws of the respective jurisdictions in which the Purchased Assets are located.

10.      SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES.

         All of the representations and warranties set forth in this Agreement shall remain in full force and effect regardless of any investigation, verification or approval by any party hereto or by anyone on behalf of any party hereto, and shall survive for a period of two years following the Closing, regardless of any investigation, verification or approval by any party hereto. The covenants and agreements of the parties contained in this Agreement shall survive the Closing.

11.      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.

         The obligations of Seller to consummate this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date, each of which shall be deemed independent, severable and waivable in whole or in part at the option of Seller.

         11.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. All representations and warranties of Buyer contained herein shall be true and accurate in all material respects at and as of the Closing Date, as though said representations and warranties were made at and as of that time, and Buyer shall have performed all covenants and agreements on its part required to be performed prior to the Closing, and Seller shall have received a certificate dated as of the Closing Date and executed by an officer of Buyer, to the effect of the foregoing matters.

         11.2 APPROVALS, ETC. All required regulatory approvals shall have been received with respect to the transactions contemplated by this Agreement. No action or proceeding shall be completed or pending against Buyer that has resulted or is likely to result in a judgment, decree or order that would prevent or make unlawful the consummation of the transactions under this Agreement, and there shall be in effect no order restraining or prohibiting the consummation of the transactions contemplated by this Agreement, nor any proceedings pending with respect thereto.

         11.3 RELATED AGREEMENTS. Buyer shall have executed and delivered each of the Related Agreements.

         11.4 SELLER'S FINANCING. Buyer shall have obtained for the benefit of Seller the Term Loan and the Credit Line as described in Sections 9.8(a) and 9.8(b) above.

12.      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.

         The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date, each of which shall be deemed independent, severable and waivable in whole or in part at the option of Buyer.

         12.1 NO ADVERSE CHANGE. There shall not have occurred since the date hereof (a) any material adverse change in the financial condition, properties or assets, business, prospects or operations concerning any of the Purchased Restaurants, (b) any material breach or default by any party thereto of any of the Assigned Contracts, or (c) any other event or condition or state of facts of any character affecting Seller which could have a Material Adverse Effect on the Purchased Restaurants.

         12.2 COMPLIANCE WITH LAW. At the Closing Date, there shall exist no violations of federal, state or local law or regulation materially or adversely affecting the value of the Purchased Assets to be sold under this Agreement or Buyer's ability to operate the Purchased Restaurants after the Closing in substantially the same manner as they were operated by Seller prior hereto.

         12.3 LITIGATION. As of the Closing Date, no material litigation, governmental action or other proceeding shall be threatened or commenced against Seller with respect to any matter or against any person with respect to any transactions contemplated herein which would adversely affect any of the Purchased Assets or the Purchased Restaurants.

         12.4 DELIVERY OF DOCUMENTS. Buyer shall have received from Seller all instruments, consents, approvals, deeds, assignments, policies and other documents called for in this Agreement including, without limitation, a good and sufficient bill of sale, assignments of the Assigned Contracts, assignments of the Intangible Property Rights and such other assignments of title, certificates of title properly executed and acknowledged for transfer, and where applicable, in duly recordable form, and all other instruments and legal opinions necessary to effectuate the transfer of the Purchased Assets as provided for herein, all in form and substance satisfactory to Buyer.

         12.5 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. All of the representations and warranties of Seller contained in this Agreement shall be true and accurate in all material respects at the Closing Date, as though made at and as of the Closing Date, and all of the covenants and agreements of Seller contained in this Agreement and required to be performed before the Closing shall have been performed, and Buyer shall have received a certificate, dated the Closing Date and executed by the President and Secretary of Seller to the effect of the foregoing.

         12.6 DUE DILIGENCE REVIEW. Except for the environmental reports described in Section 12.12 below, within fourteen calendar days following Buyer's receipt of Seller's Disclosure Schedules, Buyer shall be reasonably satisfied with the results of its due diligence review, and, in Buyer's sole discretion, Buyer shall have approved Seller's Disclosure Schedules.

         12.7 CONSENTS AND APPROVALS, ETC. All required third party consents and regulatory approvals shall have been received with respect to the transactions contemplated by this Agreement. No action or proceeding shall be completed or pending against Seller that has resulted or is likely to result in a judgment, decree or order that would prevent or make unlawful the consummation of the transactions under this Agreement, and there shall be in effect no order restraining or prohibiting the consummation of the transactions contemplated by this Agreement, nor any proceedings pending with respect thereto. 12.8 OPINION OF SELLER'S COUNSEL. Buyer shall have received an opinion, dated the Closing Date, of Sussman, Shank, Wapnick, Caplan & Stiles, counsel for Seller, substantially in the form of Exhibit J hereto.

         12.9 RELATED AGREEMENTS. Seller shall have executed and delivered each of the Related Agreements.

         12.10 STAR BUFFET. Buyer and Star Buffet shall have completed the IPO as described in Section 9.7 above.

         12.11 BOARD APPROVAL. Buyer's Board of Directors shall have approved the transactions contemplated by this Agreement.

         12.12 ENVIRONMENTAL REPORT. Buyer shall have received and approved the Phase I environmental site assessment of its environmental consultant in form and substance reasonably satisfactory to Buyer with respect to any real property used for or in connection with the Purchased Restaurants which Seller owns or holds any leasehold interest. To the extent a Phase II environmental report is recommended by a consultant, Buyer, in its sole discretion, may order, review and accept the findings of such report given prior to the Closing. The costs of the environmental reports shall be borne by the Buyer.

13.      CLOSING DELIVERIES.

         13.1 SELLER'S DELIVERIES. In connection with and at the time of the Closing, Seller shall deliver to Buyer the following:

                  (a) Bill of Sale. A bill of sale in the form attached hereto as Exhibit K and all other instruments and documents of transfer necessary to transfer and vest in Buyer good title to the Purchased Assets, free and clear of any liabilities, liens, encumbrances or restrictions whatsoever except as set forth herein, in the form and substance satisfactory to Buyer's counsel.

                  (b) Other Documents. Each of the certificates and other documents and instruments required to be delivered by Seller to Buyer pursuant to Section 12 above.

         13.2 BUYER'S DELIVERIES. In connection with and at the time of the Closing, Buyer shall deliver to Seller the following:

                  (a) Purchase Price. The Purchase Price, in the manner set forth in Section 4 above.

                  (b) Other Documents. Each of the certificates and other documents and instruments required to be delivered by Buyer pursuant to Section 11 above.

14.      OBLIGATIONS SURVIVING THE DATE OF THIS AGREEMENT AND THE CLOSING.

         14.1 TERMINATION OF LIENS AND ENCUMBRANCES. Seller hereby covenants that it shall have arranged for and shall have caused all Liens and Encumbrances on any of the Purchased Assets to be terminated, released or otherwise removed as of the Closing Date in exchange for the payment to the holders of such Liens or Encumbrances of the indebtedness or other obligations secured thereby, a list of which is attached hereto as Schedule 14.1 (the "Secured Obligations"). If it is determined at any time hereafter that Seller failed to remove or cause to be removed, without liability or cost or expense to Buyer and without the disposition of any of the Purchased Assets, any Lien or Encumbrance on any of the Purchased Assets that was in existence on or prior to the date hereof, or if any Lien or Encumbrance is imposed or placed on any of the Purchased Assets (or any replacements thereof) after the date hereof as a result of any act or omission of Seller, occurring on, prior to or after the date hereof, then, without limiting any other right or remedy that Buyer may have, Seller shall cause such Lien or Encumbrance to be removed at no expense or liability to Buyer, and without any reduction or disposition of any of the Purchased Assets.

         14.2 FURTHER ASSURANCES. Each party hereto shall execute and deliver after the date hereof such instruments and take such other actions as the other party may reasonably request in order to carry out the intent of this Agreement or to better evidence or effectuate the transactions contemplated herein.

         14.3 COSTS AND EXPENSES. Each party shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and Related Agreements and in carrying out and closing the transactions contemplated by this Agreement. Buyer agrees to pay the reasonable costs and expenses necessary for the assignment by Seller to Buyer of the Leases included in the list of Assigned Contracts on Schedule 1.4, which costs and expenses shall be set forth in Schedule 1.3; provided, however, that Buyer shall not be obligated to pay any costs and expenses in excess of an aggregate of $5,000.

         14.4 TAXES. Seller shall pay all Taxes of any kind or nature arising from (i) the conduct or operation of the Purchased Restaurants up to the Closing Date and the conduct or operation by Seller, prior to or after the date hereof, of any other business or business activities operations; and (ii) consummation of the transactions contemplated hereby, including, without limitation, all sales, use or similar Taxes, if any, that may arise from or be assessed by reason of the sale of the Purchased Assets by Seller to Buyer. If any taxes required under this Section 14.4 to be borne by Seller are assessed against Buyer or any of the Purchased Assets, Buyer shall notify Seller in writing promptly thereafter and Seller shall be entitled to contest, in good faith, such assessment or charge so long as such assessment does not adversely affect Buyer or the Purchased Assets or the Purchased Restaurants. Notwithstanding the foregoing, Buyer may (but shall not be obligated to) pay any such Taxes assessed against it, the Purchased Restaurants or any of the Purchased Assets, but which are payable by Seller pursuant hereto, if Buyer's failure to do so, in the judgment of Buyer, could result in the imposition of a Lien or Encumbrance on any of the Purchased Assets or any other assets of Buyer or would constitute a violation of any agreement to which Buyer is subject, or if Seller fails to contest such assessment or charge diligently and in good faith. If Buyer pays any Taxes which pursuant hereto are required to be borne by Seller, Buyer shall be entitled to reimbursement thereof from Seller on demand.

         14.5 FINANCIAL BOOKS AND RECORDS. For a period of five (5) years hereafter, Buyer shall provide Seller with access during normal business hours to any books or records relating to the Purchased Restaurants or the Purchased Assets, which Seller may need solely to file tax returns or other filings or to defend litigation, filed prior or subsequent to the date hereof, which relate to periods prior to the date hereof.

15.      INDEMNIFICATION PROVISIONS.

         15.1 OBLIGATIONS OF SELLER. Seller hereby agrees that it will indemnify, hold harmless and defend Buyer and each of its directors, officers, stockholders, employees and agents and their respective successors and assigns, from and against any and all demands, claims, actions, suits, judgments liabilities, damages, losses, Taxes, costs and expenses, including, without limitation, reasonable attorneys' fees, and whether or not they have arisen from or were incurred in or as a result of any demand, claim, action, suit, assessment or other proceeding or any settlement or judgment (collectively, the "Liabilities") that arise from or are in connection with:

                  (a) Any facts, circumstances or events, the existence or happening of which constitutes a breach of or material inaccuracy in any of the representations or warranties of Seller contained in this Agreement or in Seller's Disclosure Schedules or Closing Deliveries;

                  (b) Any breach or default by Seller of any of his respective covenants or agreements contained in this Agreement, including, without limitation, any of the covenants of Seller set forth in Section 3.2 with respect to the Retained Liabilities;

                  (c)      Any claim, lawsuit, action or other proceeding that
(i) is pending against Seller or to which the Purchased Restaurants or any of the Purchased Assets is subject on the date hereof, or (ii) is brought against Buyer or to which any of the Purchased Restaurants or any of the Purchased Assets may become subject hereafter as a result of or arising from any acts or omissions of Seller that have occurred on or before the date hereof or any acts or omissions of Seller that may occur after the date hereof, and whether or not the bringing or assertion of any such claim, lawsuit, action or other proceeding constitutes a breach of Seller representations or warranties contained in the Agreement;

                  (d) Any breach of or inaccuracy in any of the representations or warranties contained in Section 6.13 hereof or any violation of or non-compliance with any applicable laws or regulations applicable to Seller or the Purchased Restaurants prior to the Closing, whether or not such violation or non-compliance constitutes a breach of the representations or warranties contained in Section 6.13 hereof;

                  (e) The presence on or in or the discharge from any real properties owned or leased now or in the past by Seller of any toxic or hazardous substances (as defined in Section 6.17 above) that originated or took place prior to the date hereof, whether or not disclosed in this Agreement or Seller's Disclosure Schedules hereto; and

                  (f) The failure to have paid or to pay, when due, any Taxes that arose out of the operations of the Seller or the consummation of the transactions contemplated by this Agreement or the failure to have filed, when due, any Tax Returns related to any such Taxes or any period up to the Closing Date.

         15.2 OBLIGATIONS OF BUYER. Buyer agrees that it will indemnify, hold harmless and defend Seller and each of its directors, officers, stockholders, employees and agents from and against any and all Liabilities that arise from or are in connection with:

                  (a) a breach or default by Buyer of any of his respective covenants or agreements contained in this Agreement;

                  (b) the operation of the Purchased Restaurants from and after the Closing, other than any act or omission of Seller;

                  (c) the Assumed Obligations and any amounts of outstanding principal under the Note issued pursuant to the Seller Credit Agreement that Buyer agrees to assume pursuant to Sections 4.2(a) and 9.8 hereof; and

                  (d) any litigation arising from this transaction which is brought by or on behalf of Buyer's franchisor, Hometown Buffet, Inc.

         15.3 CLAIMS. If any party (the "Indemnitee) receives notice of circumstances that would give rise to a claim by such party or notice of any claim or the commencement of any action or proceeding with respect to which any other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to Sections 15.1 or 15.2 (a "Claim"), the Indemnitee shall promptly give the Indemnifying party notice thereof; provided, however, that failure to so notify shall not affect the right of indemnification hereunder unless such failure has prejudiced the rights of the Indemnifying Party. Within 30 days after such notice, the Indemnifying Party will notify the Indemnitee whether it irrevocably elects to make payment of the amount claimed or, with respect to third party claims, to contest such claim by appropriate legal proceedings. The failure of the Indemnifying Party to notify the Indemnitee of its intention within such 30 days shall constitute an irrevocable election by them that it will pay the amount claimed. Any defense of a claim shall be conducted by counsel of good standing chosen by Indemnitee and satisfactory to Indemnifying Party. Such defense shall be conducted at the expense of Indemnifying Party, except that if any proceeding involves both claims against which indemnity is granted hereunder and other claims for which indemnification is not granted hereunder, the expenses of defending against such claims shall be borne by the Indemnifying Party and the Indemnitee in respective proportions to the dollar amount of the claims for which they may be liable based on he aggregate dollar amount of the claims.

16.      MISCELLANEOUS.

         16.1 NOTICES. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given, (i) on the date of delivery if delivered in person; (ii) on the second business day after being sent by fax, provided that the successful transmission of the fax has been confirmed through a confirmation function sheet provided by the fax machine used for such transmission and a true and correct copy thereof is sent by first class mail to the party to which the fax was sent within one (1) business day thereafter; or (iii) on the third business day following the deposit thereof in the United States Mails, provided it is mailed by certified mail, return-receipt requested and postage prepaid and properly addressed as follows:

         If to Seller:    North's Restaurants, Inc.
                          1005 N. Riverside, Suite 100
                          Medford, Oregon 97501
                          Fax No.: (541) 734-7151
                          Attn: John North, President

         With a copy to:  Sussman, Shank, Wapnick, Caplan & Stiles
                          1000 Southwest Broadway, Suite 1400
                          Portland, Oregon 97205-3089
                          Fax No.: (503) 248-0130
                          Attn:  Barry Caplan

         If to Buyer, addressed to: CKE Restaurants, Inc.
                                    1200 North Harbor Boulevard
                                    Anaheim, California 92801
                                    Fax No.: (714) 490-3695
                                    Attn:  Robert Wilson

         With a copy to:  Stradling, Yocca, Carlson & Rauth
                          660 Newport Center Drive, Suite 1600
                          Newport Beach, CA 92660-6441
                          Fax No. (714) 725-4100
                          Attn: C. Craig Carlson, Esq.

         Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified above.

         16.2 MATERIAL ADVERSE EFFECT. When used in this Agreement, the phrase "Material Adverse Effect" shall mean a circumstance, state of facts, event, consequence or result that, individually or in the aggregate, materially and adversely affects, or could reasonably be expected to materially and adversely affect the Purchased Assets or the Purchased Restaurants or the condition (financial or other), operating results or future prospects of Buyer or Seller, as the case may be, or the ability of Buyer or Seller to consummate the transactions which it is required to consummate hereunder.

         16.3 ASSIGNMENT. Seller may not assign this Agreement, or assign its rights or delegate its duties hereunder, without the prior written consent of Buyer. Buyer shall have the right, without Seller's consent, to assign its rights and delegate its duties hereunder to any corporation which, in the sole discretion of Buyer, is adequately capitalized to consummate the transactions contemplated by this Agreement, from and after which Buyer shall be relieved of its duties and obligations hereunder; provided, however, in no event shall Buyer be relieved from its duties and obligations set forth in Section 15.2.

         16.4 SEVERABILITY. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

         16.5 GOVERNING LAW. This Agreement is deemed to have been entered into and is to be performed in the State of California and its interpretation, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with, the laws of the State of California for contracts made and to be performed in that state.

         16.6 ENTIRE AGREEMENT; AMENDMENT. This Agreement, and the Exhibits and Schedules hereto, and each additional agreement and document to be executed and delivered pursuant hereto, constitute all of the agreements of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

         16.7 WAIVER. No waiver by one party of the other party's obligations, or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

         16.8 INTERPRETATION; HEADINGS. This Agreement is the result of arms'-length negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained therein or otherwise, shall be construed against a party by reason of the fact that such party or its legal counsel was the draftsman of that provision. The section, subsection and any paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit or affect, and shall not be considered in connection with, the interpretation of any of the terms or provisions of this Agreement.

         16.9 COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         16.10 ARBITRATION All claims, controversies, differences or disputes between or among any of the parties hereto arising from or relating to this Agreement, or any of the agreements entered into pursuant to any of the express provisions hereof, shall be determined solely and exclusively by arbitration in accordance with the rules of commercial arbitration then in effect of the American Arbitration Association, or any successors thereto. Each of the parties consent to venue for such arbitrations in the County of Orange, California, and to service of process by certified or registered mail to their respective addresses where notices may be sent pursuant to Subsection 16.1. Either party may initiate any such arbitration and, if initiated, the parties shall jointly select a mutually acceptable arbitrator therefor. In the event the parties fail to agree upon such an arbitrator within twenty (20) days after written notification of the initiation of the arbitration has been given to all of the parties, then each party shall select an arbitrator and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator, provided that if, in such event, either party fails to select such an arbitrator within seven
(7) days, such party's arbitrator shall be selected by the American Arbitration Association, or any successor thereto, upon application of either party. Judgment upon the award of the agreed upon arbitrator or the so chosen third arbitrator, as the case may be, shall be binding and may be entered in any court of competent jurisdiction. The parties agree to abide by any decision rendered in any such arbitration as final and binding and waive the right to submit the dispute to a public tribunal for jury or non-jury trial. Notwithstanding the foregoing, any party may bring an action in any court of competent jurisdiction when the remedy sought is limited to injunctive relief of a breach or threatened breach of this Agreement by another party hereto or specific performance of any of the obligations of any of the other parties thereto. The prevailing party in any such arbitration or other proceeding brought in accordance with this Subsection 16.10, shall be reimbursed for its reasonable attorneys' fees and disbursements and costs incurred in connection therewith by the non-prevailing party as determined by the arbitrator.

         IN WITNESS WHEREOF, the undersigned have caused this Asset Purchase Agreement to be executed by officers thereunto duly authorized as of the date first above stated.

                           BUYER:    CKE RESTAURANTS, INC.,
                                     a Delaware corporation


                                     By:
                                        -------------------------------
                                     Its:






                           SELLER:   NORTH'S RESTAURANTS, INC.,
                                     an Oregon corporation



                                     -----------------------------------
                                     John North, President

EXHIBITS
--------
         Exhibit A                  Lists of Restaurants

         Exhibit A-1                Franchised Restaurants

         Exhibit B                  The Purchased Restaurants

         Exhibit C                  Allocation of Purchase Price

         Exhibit D                  Form of Option Agreement

         Exhibit E                  Form of Investment Representation Letter

         Exhibit F                  Form of Stock Purchase Warrant

         Exhibit G                  Form of License Agreement

         Exhibit H                  Form of Business Services Agreement

         Exhibit I                  Form of Employment Agreement

         Exhibit J                  Form of Opinion of Seller's Counsel

         Exhibit K                  Bill of Sale


SCHEDULES

         Schedule 1.1               Tangible Personal Property and Fixtures

         Schedule 1.2               Inventory

         Schedule 1.3               Real Property and Personal Property Leases

         Schedule 1.4               Assigned Contracts

         Schedule 1.6               Intangible Property Rights

         Schedule 1.10              Prepaid Fees and Deposits

         Schedule 2.4               Excluded Assets

         Schedule 3.1               Assumed Obligations

         Schedule 6.1(c)            Consents, Releases, etc.

         Schedule 6.3               Financial Statements

         Schedule 6.4               Undisclosed Liabilities

         Schedule 6.5               Certain Changes

         Schedule 6.6(c)            Intangible Property Right Infringements

         Schedule 6.6(d)            Exceptions to Title

         Schedule 6.7               Labor and Employment Matters

         Schedule 6.8               Material Contracts

         Schedule 6.9               Conflicts

         Schedule 6.10              Vendors and Suppliers

         Schedule 6.11              Liabilities

         Schedule 6.12              Insurance

         Schedule 6.13(a)           Compliance With Laws

         Schedule 6.13(b)           Licenses and Permits

         Schedule 6.15              Litigation

         Schedule 6.16              Certain Transactions

         Schedule 6.17              Environmental and Safety Matters

         Schedule 8.2(d)            Permitted Expenditures and Commitments

         Schedule 9.3               Retained Employees

         Schedule 9.8               Personal Guarantees

         Schedule 14.1              The Secured Obligations

                                    EXHIBIT A
                       LISTING OF LOCATIONS OF RESTAURANTS



     1.  JJ North's Grand Buffet
         2050 Diamond Avenue
         Concord, California 94520

     2.  JJ North's Grand Buffet
         1315 Gateway Blvd. #D2
         Fairfield, California 94533

     3.  JJ North's Grand Buffet
         5999 Florin Road
         (Florin Mall)
         Sacramento, California 95823

     4.  JJ North's Grand Buffet
         704 Southland Mall
         Hayward, California 94545

     5.  JJ North's Grand Buffet
         3647 Wall Ave.
         (Newgate Mall)
         Ogden, Utah 84405

     6.  JJ North's Grand Buffet
         1030 Howe Avenue
         Sacramento, California 95825

     7.  JJ North's Grand Buffet
         10520 N.E. Halsey
         Portland, Oregon 97220

     8.  JJ North's Grand Buffet
         1150 N.E. "E" Street
         (Grants Pass Shopping Center)
         Grants Pass, Oregon 97526

     9.  JJ North's Grand Buffet
         4575 Sonoma Hwy.
         Santa Rosa, California 95409

   10.   JJ North's Grand Buffet
         2342 Sunrise Blvd. #35
         Rancho Cordova, California 95670


                                    Exhibit A

   11.   JJ North's Grand Buffet
         3650 Kietzke Lane
         Reno, Nevada 89502

   12.   JJ North's Grand Buffet
         188 W. 7200 S.
         Midvale, Utah 84047

   13.   JJ North's Grand Buffet
         1016 N. Riverside
         Medford, Oregon 97501

   14.   JJ North's Grand Buffet
         Boise, Idaho

   15.   JJ North's Grand Buffet
         Olympia, Washington

   16.   JJ North's Grand Buffet
         Kelso, Washington

   17.   JJ North's Grand Buffet
         Logan, Utah

   18.   JJ North's Grand Buffet
         Pocatello, Idaho

   19.   JJ North's Grand Buffet
         Idaho Falls, Idaho

   20.   JJ North's Grand Buffet
         Bend, Oregon

                                    Exhibit A

                                   EXHIBIT A-1
                        LISTING OF FRANCHISED RESTAURANTS


     1.  North's Chuck Wagon
         1720 N.W. 9th Street
         Corvallis, Oregon 97330

     2.  North's Chuck Wagon
         2864 S. Williamette St.
         Eugene, Oregon 97405

     3.  JJ North's Grand Buffet
         1050 W. Baseline, #C1
         Hillsboro, Oregon 97123

     4.  North's Chuck Wagon
         1839 Kimberly Road
         Twin Falls, Idaho 83301



                                   Exhibit A-1

                                    EXHIBIT B

                            NORTH'S RESTAURANTS INC.





                                                                      VALUATION
                                                                     ($ IN 000S)
                                                                     -----------

                  JJ North's Grand Buffet                     $1,476
                  Boise, Idaho



                  JJ North's Grand Buffet                      1,036
                  Olympia, Washington



                  JJ North's Grand Buffet                        501
                  Kelso, Washington



                  JJ North's Grand Buffet                        617
                  Logan, Utah



                  JJ North's Grand Buffet                        412
                  Pocatello, Idaho



                  JJ North's Grand Buffet                         55
                  Idaho Falls, Idaho



                  JJ North's' Grand Buffet                       403
                  Bend, Oregon                                ------

                           Total                             $ 4,500